Exhibit 99.1

McCLATCHY REPORTS FOURTH QUARTER 2010 EARNINGS

SACRAMENTO, Calif., Feb. 8, 2011 – The McClatchy Company (NYSE-MNI) today reported net income from continuing operations in the fourth quarter of 2010 of $15.8 million or 18 cents per share compared to income of $32.4 million or 38 cents per share in the 2009 quarter. Adjusted earnings from continuing operations(1) were $33.6 million or 39 cents per share in the fourth quarter of 2010 after excluding the unusual items discussed below, compared to $49.6 million or 59 cents per share reported in the fourth quarter of 2009. Total net income including discontinued operations was $14.9 million or 17 cents per share in the fourth quarter of 2010 compared to net income of $25.8 million or 30 cents per share in the 2009 fourth quarter.

The 2010 results reflect a charge of $21.4 million related to an impairment of land in Miami that was previously under contract to be sold. This charge is based upon a preliminary evaluation of the fair value of the property, which will be completed prior to the filing of the company’s Form 10-K with the U.S. Securities and Exchange Commission (SEC).  Adjustments, if any, from this preliminary evaluation will be reflected in the company’s final consolidated financial statements filed with the SEC. Unusual items affecting the fourth quarter results from continuing operations in each year are discussed below and are included in adjusted earnings from continuing operations.(1)

Revenues in the fourth quarter of 2010 were $369.9 million, down 5.9% from the fourth quarter of 2009. Advertising revenues were $287.4 million, down 6.9% from 2009, and circulation revenues were $69.0 million, down 3.3%. Digital advertising revenues grew 5.1% in the fourth quarter of 2010 and were 17.8% of total advertising revenues compared to 15.8% of total advertising revenues in the fourth quarter of 2009.

Operating cash expenses, excluding severance associated with restructuring plans, declined $4.3 million, or 1.7%, from the 2009 quarter despite significant increases in newsprint prices compared to the fourth quarter of 2009. Operating cash flow, a non-GAAP measure, was $120.9 million in the fourth quarter of 2010, down 13.6%, and largely reflects lower revenues and the impact of higher newsprint prices in the quarter (non-GAAP measurements are discussed below).

Full Year Results:

Income from continuing operations for 2010 was $33.2 million or 39 cents per share and was affected by the impact of the unusual items discussed below. Adjusted earnings from continuing operations(1) were $58.0 million or 68 cents per share in 2010. Total net income including discontinued operations was $36.3 million or 43 cents per share, in 2010.

Income from continuing operations for 2009 was $60.3 million or 72 cents per share and was affected by the impact of the unusual items discussed below. Adjusted earnings from continuing operations(1) were $60.6 million or 72 cents per share in 2009. Total net income including discontinued operations was $54.1 million or 65 cents per share, in 2009.

Revenues in 2010 were down 6.5% to $1.4 billion compared to $1.5 billion in 2009.  Advertising revenues in 2010 totaled $1.0 billion, down 8.1%, and circulation revenues were $272.8 million, down 2.0%.

Operating cash expenses, excluding severance associated with restructuring plans, declined $108.5 million, or 9.9% from 2009. Operating cash flow, a non-GAAP measure, was $382.1 million, up 3.3%.

Other Recent Events:

As previously reported, in December 2010 the company received a cash dividend of $24.3 million from its investment in Classified Ventures, LLC, which operates Cars.com and Apartments.com. In addition, the company previously reported that it amended its credit agreement to, among other things, eliminate restrictions on the early retirement of the company’s existing public bonds and repaid its remaining bank term loans in the fourth quarter of 2010.

In January 2011 the company announced that it had contributed certain company-owned real estate valued at $49.6 million to its qualified defined benefit pension plan in order to satisfy virtually all of the company’s expected required pension contribution for 2011. On Feb. 1, 2011, the company announced that the agreement to sell 10 acres of land adjacent to The Miami Herald had been terminated. McClatchy previously received approximately $16.5 million in nonrefundable deposits, which it used to repay debt.

Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “Overall, we made good progress in 2010. We held costs down and saw advertising revenue trends improve. As a result, we grew operating cash flow. We also strengthened our financial position by refinancing and reducing debt.

“Looking at the fourth quarter of 2010, advertising revenues were down year-over-year by 6.9% compared to declines of 6.4% in the third quarter, 8.2% in the second quarter and 11.2% in the first quarter of the year. The declines in retail and classified advertising were similar to our third quarter year-over-year declines, but the decline in national advertising revenues accelerated. National advertising is a volatile advertising category, and while it helped our trend earlier in the year, that momentum, unfortunately, did not carry into the fourth quarter.

“Our digital advertising revenue grew 5.1% in the fourth quarter and was up 2.4% for all of 2010. In 2010 digital ads represented 18.1% of our total advertising revenue. Our local daily unique visitors continue to grow strongly, up 13.1% in the fourth quarter and 17.3% for all of 2010.

“We focused on controlling costs in 2010. Cash expenses excluding severance costs were down 1.7% in the fourth quarter, despite higher newsprint prices, and were down 9.9% for the year. This hard work, coupled with the improving trends in revenues, resulted in growing cash flows in 2010. Our operating cash flow was up $12.2 million to $382.1 million in 2010. We will work hard to build on this progress.

“Looking to 2011, advertising revenues in January were down 10.0% compared to January 2010, with all major categories down. Both national and retail advertising declined more than in the fourth quarter, while classified advertising was down 7.2%, about equal to December’s rate of decline.

“In response to this year’s weak start, we have increased our ad sales efforts companywide and have initiated expense cuts at those newspapers that have seen the more significant ad revenue declines in December and January. We are determined to improve advertising revenue trends and control costs as we move through the year. We will continue to pay down debt and improve our financial condition at every opportunity.”

Pat Talamantes, McClatchy’s chief financial officer, said, “We completed the year with debt outstanding of $1.775 billion, down more than $174 million from the end of 2009. We paid off our bank term loans 18 months early and only our bonds remained outstanding at year end. We also ended the year with nearly $17 million of cash on our balance sheet. We retain a valuable parcel of 10 acres in an attractive area in Miami and believe we will have numerous options to monetize this asset. We are quite comfortable with our debt maturity schedule, which has only $18 million of bonds maturing in mid-2011 and then none until 2014.  We will continue to improve our balance sheet by repaying debt with our free cash flow.

“Based on our trailing 12 months of cash flow, our leverage ratio, as defined under our credit agreement, was 4.6 times cash flow at the end of the fourth quarter compared to 5.3 times at the end of 2009. Our interest coverage ratio was 2.4 times. Both of these ratios are well within the covenant requirements under our current credit agreement of a leverage ratio of less than 6.75 times and an interest coverage ratio of greater than 1.5 times.”

(1) Adjusted Earnings From Continuing Operations and EPS:

Earnings in the fourth quarters and the full years of 2010 and 2009 included the impact of several unusual events, including:

•
The company recorded a pre-tax loss of $10.7 million related to its debt refinancing and debt repayments in the first quarter of 2010 and the amendment to its credit agreement in the fourth quarter of 2010.

•	Compensation in 2010 and 2009 included pre-tax severance charges incurred in connection with the restructuring plans.
•
On May 21, 2009, the company launched a private debt exchange offer for all of its outstanding debt securities for a combination of cash and new debt securities. The offer closed on June 25, 2009, and the company exchanged $3.4 million in cash and $24.2 million of newly issued senior notes for $102.8 million of debt securities. All but $375,000 of those senior notes were retired in the company’s February 2010 debt refinancing.

•	During 2010 and 2009, the company recorded accelerated depreciation on production equipment associated with the outsourcing of printing at various newspapers.
•
In the fourth quarter of 2010 and 2009 the company recorded impairments on land in Miami, Florida that was previously under contract to be sold and impairments from Classified Ventures for a real-estate business.

•
In 2009 the company refined its estimate of its projected effective annual tax rate and applied the revised rate to the unusual items resulting in a significant adjustment in the fourth quarter of 2009.

•	Both 2010 and 2009 included net benefits for certain discrete tax items, and the reversal of interest on income taxes related to certain of those discrete tax items.

The impact of these items on the 2010 and 2009 results are summarized below:

	Three Months Ended		Year Ended
(Dollars in thousands, except per share amounts)	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
Income from continuing operations	$15,789	$32,384	$33,190	$60,264
Unusual items, net of tax:
Gain (loss) on extinguishment of debt	1,979	20	6,713	(27,780)
Restructuring related charges	1,881	1,596	6,086	15,672
Impairment related charges	15,331	17,834	15,331	17,834
Accelerated depreciation on equipment	1,583	-	3,676	5,794
Reversal of interest on tax settlements	(205)	(3,839)	(657)	(3,839)
Impact of revised projected annual tax rate	-	6,442	-	-
Other	-	4	61	(271)
Certain discrete tax items	(2,787)	(4,797)	(6,408)	(7,061)
Adjusted income from continuing operations	$33,571	$49,644	$57,992	$60,613
Diluted earnings per share:
Income from continuing operations	$0.18	$0.38	$0.39	$0.72
Adjusted income from continuing operations	$0.39	$0.59	$0.68	$0.72

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release the company has provided information regarding operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items described in the table above. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, and restructuring related charges) along with operating cash flow margins (operating cash flow divided by net revenues) that are reconciled to GAAP measures in an attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the company’s on-going operating results;
•	the ability to better identify trends in the company’s underlying business;
•	a better understanding of how management plans and measures the company’s underlying business; and
•	An easier way to compare the company’s most recent operating results against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share excluding certain special or unusual items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company’s statement of cash flows.

The company’s statistical report, which summarizes revenue performance for the 2010 fourth fiscal quarter and fiscal year 2010, follows.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 40320329) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, publishing 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website Cars.com and the rental site Apartments.com and 33.3% of HomeFinder, which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 27, 2009, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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***The McClatchy Company***
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 26,	December 27,	December 26,	December 27,
	2010	2009	2010	2009
REVENUES - NET:
Advertising	$287,369	$308,659	$1,049,964	$1,143,129
Circulation	69,041	71,396	272,776	278,256
Other	13,517	13,179	52,492	50,199
	369,927	393,234	1,375,232	1,471,584
OPERATING EXPENSES:
Compensation	125,035	128,758	519,179	582,241
Newsprint and supplements	38,717	33,981	136,642	167,164
Depreciation and amortization	33,031	32,204	133,404	142,889
Other operating expenses	88,288	94,072	347,124	380,778
	285,071	289,015	1,136,349	1,273,072

OPERATING INCOME	84,856	104,219	238,883	198,512

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(43,393)	(24,501)	(177,641)	(127,276)
Interest income	30	1	550	47
Equity gain (losses) in unconsolidated companies, net	3,599	(1,511)	11,752	2,338
(Loss) gain on extinguishment of debt	(3,142)	(32)	(10,661)	44,117
Write-down of investments and land	(24,297)	(28,322)	(24,297)	(28,322)
Other - net	119	309	265	(5)
	(67,084)	(54,056)	(200,032)	(109,101)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	17,772	50,163	38,851	89,411

INCOME TAX PROVISION	1,983	17,779	5,661	29,147

INCOME FROM CONTINUING OPERATIONS	15,789	32,384	33,190	60,264
INCOME (LOSS) FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	(917)	(6,555)	3,083	(6,174)
NET INCOME	$14,872	$25,829	$36,273	$54,090
NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Income from continuing operations	$0.19	$0.38	$0.39	$0.72
(Loss) income from discontinued operations	$(0.01)	$(0.08)	$0.04	$(0.07)
Net income per share	$0.18	$0.30	$0.43	$0.65
Diluted:
Income from continuing operations	$0.18	$0.38	$0.39	$0.72
(Loss) income from discontinued operations	$(0.01)	$(0.08)	$0.04	$(0.07)
Net income per share	$0.17	$0.30	$0.43	$0.65
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	84,957	84,446	84,760	83,785
Diluted	85,774	84,740	85,539	83,810

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 4
	Combined			Print Only			Digital Only

Revenues - Net:	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change

Advertising
Retail	$158,960	$173,560	-8.4%	$137,194	$153,399	-10.6%	$21,766	$20,161	8.0%
National	26,000	30,460	-14.6%	19,752	23,410	-15.6%	6,248	7,050	-11.4%
Classified Total	65,492	70,148	-6.6%	42,399	48,718	-13.0%	23,093	21,430	7.8%
Automotive	20,642	21,115	-2.2%	11,425	13,411	-14.8%	9,217	7,704	19.6%
Real Estate	12,210	15,024	-18.7%	8,520	11,286	-24.5%	3,690	3,738	-1.3%
Employment	12,747	12,516	1.8%	6,173	5,968	3.4%	6,575	6,549	0.4%
Other	19,893	21,492	-7.4%	16,282	18,053	-9.8%	3,611	3,440	5.0%
Direct Marketing	36,663	34,009	7.8%	36,663	34,009	7.8%
Other Advertising	254	482	-47.3%	254	482	-47.3%
Total Advertising	$287,369	$308,659	-6.9%	$236,262	$260,018	-9.1%	$51,107	$48,641	5.1%

Circulation	69,041	71,396	-3.3%
Other	13,517	13,179	2.6%
Total Revenues	$369,927	$393,234	-5.9%

Advertising Revenues by Market:
California	$49,778	$54,970	-9.4%	$41,400	$46,606	-11.2%	$8,378	$8,365	0.2%
Florida	44,911	49,404	-9.1%	37,564	42,139	-10.9%	7,347	7,266	1.1%
Texas	31,806	34,490	-7.8%	26,348	29,230	-9.9%	5,458	5,260	3.8%
Southeast	81,885	87,503	-6.4%	66,849	73,753	-9.4%	15,036	13,750	9.4%
Midwest	47,970	49,947	-4.0%	38,881	41,338	-5.9%	9,090	8,609	5.6%
Northwest	31,003	32,323	-4.1%	25,220	26,952	-6.4%	5,782	5,369	7.7%
Other	16	22	-27.3%	0	0	0.0%	16	22	-27.3%
Total Advertising	$287,369	$308,659	-6.9%	$236,262	$260,018	-9.1%	$51,107	$48,641	5.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				5,202.9	5,439.5	-4.3%

Millions of Preprints Distributed				1,603.4	1,642.8	-2.4%

Average Paid Circulation:*
Daily				2,146.5	2,246.9	-4.5%
Sunday				2,760.6	2,881.7	-4.2%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	December Year-to-Date
	Combined			Print Only			Digital Only

Revenues - Net:	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
Advertising
Retail	$550,993	$610,280	-9.7%	$476,153	$539,628	-11.8%	$74,840	$70,652	5.9%
National	97,068	106,251	-8.6%	74,311	83,361	-10.9%	22,756	22,890	-0.6%
Classified Total	279,822	307,497	-9.0%	187,517	215,551	-13.0%	92,306	91,946	0.4%
Automotive	83,221	90,667	-8.2%	50,296	58,721	-14.3%	32,925	31,946	3.1%
Real Estate	55,468	70,655	-21.5%	40,793	53,946	-24.4%	14,675	16,709	-12.2%
Employment	56,032	58,963	-5.0%	26,341	29,403	-10.4%	29,691	29,561	0.4%
Other	85,101	87,212	-2.4%	70,086	73,482	-4.6%	15,015	13,730	9.4%
Direct Marketing	120,829	117,292	3.0%	120,829	117,292	3.0%
Other Advertising	1,252	1,809	-30.8%	1,252	1,809	-30.8%
Total Advertising	$1,049,964	$1,143,129	-8.1%	$860,062	$957,641	-10.2%	$189,902	$185,488	2.4%

Circulation	272,776	278,256	-2.0%
Other	52,492	50,199	4.6%
Total Revenues	$1,375,232	$1,471,584	-6.5%

Advertising Revenues by Market:
California	$186,765	$206,693	-9.6%	$155,068	$174,762	-11.3%	$31,698	$31,931	-0.7%
Florida	152,098	169,568	-10.3%	125,637	141,813	-11.4%	26,460	27,755	-4.7%
Texas	118,235	128,040	-7.7%	97,861	108,503	-9.8%	20,374	19,537	4.3%
Southeast	302,482	327,627	-7.7%	246,568	273,583	-9.9%	55,914	54,044	3.5%
Midwest	175,231	185,523	-5.5%	141,482	154,225	-8.3%	33,749	31,298	7.8%
Northwest	115,085	125,578	-8.4%	93,446	104,755	-10.8%	21,639	20,823	3.9%
Other	68	100	-32.0%	0	0	0.0%	68	100	-32.0%
Total Advertising	$1,049,964	$1,143,129	-8.1%	$860,062	$957,641	-10.2%	$189,902	$185,488	2.4%

Advertising Statistics for Dailies:
Full Run ROP Linage				20,196.7	21,370.3	-5.5%

Millions of Preprints Distributed				5,379.5	5,621.0	-4.3%

Average Paid Circulation:*
Daily				2,140.1	2,298.6	-6.9%
Sunday				2,761.2	2,946.4	-6.3%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(in thousands, except per share amounts)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Year Ended
	Dec 26,	Dec 27,	Dec 26,	Dec 27,
	2010	2009	2010	2009
REVENUES - NET:
Advertising	$287,369	$308,659	$1,049,964	$1,143,129
Circulation	69,041	71,396	272,776	278,256
Other	13,517	13,179	52,492	50,199
	369,927	393,234	1,375,232	1,471,584
OPERATING EXPENSES:
Compensation excluding restructuring charges	121,990	125,278	509,326	553,666
Newsprint and supplements	38,717	33,981	136,642	167,164
Other operating expenses	88,288	94,072	347,124	380,778
Cash operating expenses excluding
restructuring charges	248,995	253,331	993,092	1,101,608
Restructuring related compensation	3,045	3,480	9,853	28,575
Depreciation and amortization	33,031	32,204	133,404	142,889
Total operating expenses	285,071	289,015	1,136,349	1,273,072
OPERATING INCOME	84,856	104,219	238,883	198,512
Add back:
Depreciation and amortization	33,031	32,204	133,404	142,889
Restructuring related compensation charges	3,045	3,480	9,853	28,575
OPERATING CASH FLOW	$120,932	$139,903	$382,140	$369,976

OPERATING CASH FLOW MARGIN	32.7%	35.6%	27.8%	25.1%

Reconciliation of Net Income to Adjusted Net Income

Net income from continuing operations	$15,789	$32,384	$33,190	$60,264

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	1,979	20	6,713	(27,780)
Restructuring related charges	1,881	1,596	6,086	15,672
Impairment related charges	15,331	17,834	15,331	17,834
Accelerated depreciation on equipment	1,583	-	3,676	5,794
Other	-	4	61	(271)
Reversal of interest on tax items	(205)	(3,839)	(657)	(3,839)
Impact of revised projected annual tax rate	-	6,442	-	-
Certain discrete tax items	(2,787)	(4,797)	(6,408)	(7,061)
Adjusted income from continuing operations	$33,571	$49,644	$57,992	$60,613

Diluted earnings per share:
Income from continuing operations	$0.18	$0.38	$0.39	$0.72
Adjusted income from continuing operations	$0.39	$0.59	$0.68	$0.72